Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

FLEXBAR, INC.

1. Name. The name of the Corporation is Flexbar, Inc.

2. Registered Agent and Address. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Powers and Privileges. In furtherance of the objects and purposes of the Corporation, the Corporation shall have all the powers and privileges granted by the General Corporation Law of the State of Delaware, by any other law, or by this Certificate of Incorporation, including without limitation the power to borrow or raise money and otherwise contract indebtedness for any of the purposes of the Corporation; to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness; to secure the payment of any of the foregoing and of the interest thereon by mortgage, pledge, assignment, deed of trust or lien of or upon any or all of the property of the Corporation (real, personal or mixed), whether at the time owned or thereafter acquired; and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

5. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of common stock, having a par value of $1 per share.

6. Incorporator. The name and mailing address of the Incorporator are as follows:

NAME	MAILING ADDRESS
R. Kevin Redwine	Conner & Winters, P.C. 3700 First Place Tower 15 East Fifth Street Tulsa, Oklahoma 74103-4344

7. Board of Directors. The powers of the Incorporator shall terminate upon the election of a Board of Directors of the Corporation. The number of members of the Board of Directors of the Corporation shall initially be four, and shall thereafter be as set forth in the Bylaws.

8. Duration. The Corporation is to have perpetual existence.

9. Limited Liability. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

10. Authority of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

(a) To make, alter or repeal the Bylaws of the Corporation;

(b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

(c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

11. General. Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation maybe kept (subject to any provision contained in the statutes) within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

12. Amendment. The Corporation reserves the right to amend; alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

13. Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, may order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case maybe, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

14. Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 14 shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his band this 1st day of September, 2004.

/s/ R. Kevin Redwine
R. Kevin Redwine, Incorporator

CERTIFICATE OF MERGER

of

ALLEN & BENNETT, INC.

a Nevada corporation

and

FLEXBAR, INC.,

a Delaware corporation

In lieu of filing an executed agreement of merger, it is hereby certified as follows:

1. The name and state of incorporation of each of the constituent corporations are:

Name of Corporation	State of Incorporation
Allen & Bennett Inc. Flexbar, Inc.	Nevada Delaware

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware, to wit, by Allen & Bennett, Inc., in accordance with the laws of the State of Nevada, and by Flexbar, Inc., in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is Flexbar, Inc. which will continue its existence as the arriving corporation under its present name upon the effective date of the merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of Flexbar, as now in force and effect shall continue to be the certificate of Incorporation of the surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5. The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation at 825 W. 68th, Odessa, Texas 79764.

6. A copy of the executed Agreement Plan of Merger will be furnished by the surviving corporation upon request, and without cost, to any stockholder of any constituent corporation.

7. The authorized capital stock of Allen & Bennett., consists of one hundred thousand (100,000) shares, par value $1.00 per share.

DATED: Sept. 1, 2004.

Allen & Bennett, Inc., a Nevada corporation

By:	/s/ Donald W. Bennett
Name:	Donald W. Bennett
Its:	President

Flexbar, Inc., a Delaware corporation

By:	/s/ Ben Townsend
Name:	Ben Townsend
Its:	Assistant Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FLEXBAR, INC.

Flexbar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), docs hereby certify as follows:

FIRST: That the Board of Directors of the Corporation adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Board of Directors of the Corporation deems and declares it advisable that the Certificate of Incorporation of Flexbar, Inc. be amended by deleting and replacing Section 1 thereof so that, as amended, Section 1 thereof shall be and read as follows:

1. Name. The name of the Corporation is Norris Rods, Inc.

SECOND: That such amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its officer thereunto duly authorized as of December 2, 2014.

FLEXBAR, INC.

By:	/s/ James McIntyre
James McIntyre Assistant Secretary